Exhibit 99.1

BancFirst Corporation Reports Fourth Quarter Earnings

OKLAHOMA CITY, Jan. 17, 2019 /PRNewswire/ -- BancFirst Corporation (NASDAQ GS:BANF) reported net income of $32.7 million, or $0.98 diluted earnings per share, for the fourth quarter of 2018 compared to net income of $19.5 million, or $0.59 diluted earnings per share, for the fourth quarter of 2017. Net income for the fourth quarter of 2017 included a write down on deferred tax assets of $4.3 million due to the signing of the Tax Cuts and Jobs Act, which reduced the corporate tax rate beginning in 2018. Net income for the year ended December 31, 2018 was $125.8 million, or $3.76 diluted earnings per share, compared to $86.4 million, or $2.65 diluted earnings per share, for the year ended December 31, 2017. On January 11, 2018 the Company completed the acquisitions of two Oklahoma banking corporations. Consequently, 2018 included one-time acquisition related expenses of approximately $2.6 million, which reduced diluted earnings per share by approximately 6 cents. Net income for the year ended December 31, 2017 included the effects of favorable resolutions of three problem loans which resulted in principal recovery of $894,000 and unaccrued interest income of $2.7 million and also included a gain of $2.7 million, net of income tax and fees, from the sale of an investment by Council Oak Investment Corporation, a wholly-owned subsidiary of BancFirst.

The Company's net interest income for the fourth quarter of 2018 increased to $68.9 million compared to $58.7 million for the fourth quarter of 2017. The net interest margin for the quarter was 3.77% compared to 3.48% a year ago. The increase in margin was primarily due to the increase in the federal funds rate throughout 2017 and 2018 and the two acquisitions in the first quarter of 2018. The provision for loan losses for the fourth quarter of 2018 was $1.5 million compared to $3.3 million a year ago. Net charge-offs decreased slightly to 0.04% of average loans for the fourth quarter of 2018 compared to 0.06% for the fourth quarter of 2017. Noninterest income for the quarter totaled $31.9 million, compared to $32.8 million last year. The decrease in noninterest income was due to the investment gain in 2017 described above, offset by growth in debit card usage fees, insurance commissions and cash management revenue in 2018. Noninterest expense for the quarter totaled $56.2 million compared to $51.3 million last year. The increase in noninterest expense was primarily due to salary increases in 2018 and the two acquisitions. The Company's effective tax rate for the fourth quarter of 2018 was 20.3% compared to 47.2% for the fourth quarter of 2017. The decrease in the effective tax rate compared to the fourth quarter of 2017 was due to the change in tax rates from the Tax Cuts and Jobs Act and a write down on deferred tax assets described above.

At December 31, 2018, the Company's total assets were $7.6 billion, an increase of $321.1 million from December 31, 2017. The increase in total assets was primarily related to the acquisitions during the first quarter of 2018. Securities were $772.1 million, an increase of $307.8 million from December 31, 2017. The increase in securities was primarily related to a purchase of short term treasury securities towards the end of the year with approximate maturities of six months. Loans totaled $5.0 billion, an increase of $256.0 million over December 31, 2017, deposits totaled $6.6 billion, an increase of $190.5 million over the December 31, 2017 total, both increases were primarily related to the acquisitions. The Company's total stockholders' equity was $902.8 million, an increase of $127.2 million over December 31, 2017.

Asset quality remained strong during the fourth quarter of 2018. Nonperforming and restructured assets were 0.59% of total assets at December 31, 2018 compared to 0.61% at December 31, 2017. The allowance to total loans was 1.03% compared to 1.09% at year-end 2017. The allowance to nonperforming and restructured loans was 136.3% compared to 130.6% at year-end 2017.

On January 11, 2018, the Company completed the previously announced acquisitions of two Oklahoma banking corporations. First Wagoner Corporation and its subsidiary bank, First Bank & Trust Company, and First Chandler Corp. and its subsidiary bank, First Bank of Chandler, had combined total assets of approximately $378 million. The Company exchanged a combination of cash and stock for these transactions.

On August 31, 2018 the Company's wholly-owned subsidiary, BFTower, LLC, completed the purchase of Cotter Ranch Tower in Oklahoma City for $21.0 million. The Tower consists of an aggregate of 507,000 square feet, has 36 floors and is the second tallest building in Oklahoma City. The Company plans to move its headquarters to this location as soon as renovations are complete.

BancFirst Corporation CEO David Harlow commented, "Fueled by margin expansion as a result of rising interest rates, a reduced corporate income tax rate as a result of the Tax Cuts and Jobs Act and a stable Oklahoma economy, 2018 was a record earnings year for our company."

BancFirst Corporation (the Company) is an Oklahoma based financial services holding company. The Company's principal subsidiary bank, BancFirst, is Oklahoma's largest state-chartered bank with 107 banking locations serving 58 communities across Oklahoma. More information can be found at www.bancfirst.bank.

The Company may make forward-looking statements within the meaning of Section 27A of the securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 with respect to earnings, credit quality, corporate objectives, interest rates and other financial and business matters. Forward-looking statements include estimates and give management's current expectations or forecasts of future events. The Company cautions readers that these forward-looking statements are subject to numerous assumptions, risks and uncertainties, including economic conditions, the performance of financial markets and interest rates; legislative and regulatory actions and reforms; competition; as well as other factors, all of which change over time. Actual results may differ materially from forward-looking statements.

BancFirst Corporation
Summary Financial Information
(Dollars in thousands, except per share and share data - Unaudited)

	2018	2018	2018	2018	2017
	4th Qtr	3rd Qtr	2nd Qtr	1st Qtr	4th Qtr
Condensed Income Statements:
Net interest income	$ 68,888	$ 65,673	$ 64,880	$ 63,035	$ 58,699
Provision for loan losses	1,516	747	1,225	314	3,323
Non-interest income:
Trust revenue	3,023	3,281	3,396	3,129	3,073
Service charges on deposits	18,554	18,103	17,537	16,653	16,693
Securities transactions	10	(64)	115	(14)	4,412
Income from sales of loans	649	800	802	651	741
Insurance commissions	4,593	5,207	3,927	5,199	3,917
Cash management	3,338	3,383	3,381	3,021	2,798
Other	1,684	2,091	1,279	1,471	1,199
Total noninterest income	31,851	32,801	30,437	30,110	32,833

Non-interest expense:
Salaries and employee benefits	35,530	35,051	34,776	34,190	31,477
Occupancy expense, net	3,307	3,386	3,396	3,402	3,327
Depreciation	2,965	2,733	2,429	2,410	2,298
Amortization of intangible assets	777	740	759	733	547
Data processing services	1,140	1,418	1,195	1,203	1,252
Net expense from other real estate owned	130	64	19	26	101
Marketing and business promotion	2,030	1,997	1,649	2,352	1,825
Deposit insurance	571	597	640	619	578
Other	9,716	9,823	9,393	10,955	9,846
Total noninterest expense	56,166	55,809	54,256	55,890	51,251
Income before income taxes	41,057	41,918	39,836	36,941	36,958
Income tax expense	8,332	9,035	9,250	7,321	17,461
Net income	$ 32,725	$ 32,883	$ 30,586	$ 29,620	$ 19,497
Per Common Share Data:
Net income-basic	$ 1.00	$ 1.01	$ 0.93	$ 0.91	$ 0.61
Net income-diluted	0.98	0.98	0.91	0.89	0.59
Cash dividends declared	0.30	0.30	0.21	0.21	0.21
Common shares outstanding	32,603,926	32,749,690	32,731,215	32,707,166	31,894,563
Average common shares outstanding -
Basic	32,721,626	32,742,480	32,716,350	32,574,251	31,876,784
Diluted	33,423,458	33,504,143	33,458,858	33,317,744	32,652,265
Performance Ratios:
Return on average assets	1.70%	1.71%	1.62%	1.60%	1.07%
Return on average equity	14.48	14.86	14.41	14.60	9.97
Net interest margin	3.77	3.68	3.70	3.66	3.48
Efficiency ratio	56.88	56.67	56.92	60.00	55.99

BancFirst Corporation
Summary Financial Information
(Dollars in thousands, except per share and share data - Unaudited, except where noted*)

	Twelve months ended December 31,
	2018	2017*
Condensed Income Statements:
Net interest income	$ 260,476	$ 227,139
Provision for loan losses	3,802	8,512
Non-interest income:
Trust revenue	12,829	12,002
Service charges on deposits	70,847	65,552
Securities transactions	47	4,060
Income from sales of loans	2,902	2,921
Insurance commissions	18,926	16,811
Cash management	13,123	11,155
Other	6,525	5,569
Total noninterest income	125,199	118,070

Non-interest expense:
Salaries and employee benefits	139,547	125,149
Occupancy expense, net	13,491	12,591
Depreciation	10,537	9,603
Amortization of intangible assets	3,009	2,188
Data processing services	4,956	4,654
Net expense from other real estate owned	239	421
Marketing and business promotion	8,028	7,389
Deposit insurance	2,427	2,261
Other	39,887	36,136
Total noninterest expense	222,121	200,392
Income before income taxes	159,752	136,305
Income tax expense	33,938	49,866
Net income	$ 125,814	$ 86,439
Per Common Share Data:
Net income-basic	$ 3.85	$ 2.72
Net income-diluted	3.76	2.65
Cash dividends declared	1.02	0.80
Common shares outstanding	32,603,926	31,894,563
Average common shares outstanding -
Basic	32,689,228	31,813,572
Diluted	33,430,714	32,568,105
Performance Ratios:
Return on average assets	1.66%	1.22%
Return on average stockholders' equity	14.59	11.52
Net interest margin	3.70	3.44
Efficiency ratio	57.59	58.05

BancFirst Corporation
Summary Financial Information
(Dollars in thousands, except per share and share data - Unaudited)

	2018	2018	2018	2018	2017
	4th Qtr	3rd Qtr	2nd Qtr	1st Qtr	4th Qtr
Balance Sheet Data:

Total assets	$ 7,574,258	$ 7,602,438	$ 7,622,963	$ 7,615,642	$ 7,253,156
Interest-bearing deposits with banks	1,195,824	1,607,157	1,579,577	1,590,240	1,541,771
Securities	772,132	477,080	462,871	493,101	464,291
Total loans	4,984,150	4,952,267	5,017,071	4,990,681	4,728,168
Allowance for loan losses	(51,389)	(51,875)	(52,200)	(51,550)	(51,666)
Deposits	6,605,495	6,643,131	6,692,174	6,713,052	6,415,045
Stockholders' equity	902,789	884,801	862,012	838,096	775,629
Book value per common share	27.69	27.02	26.34	25.62	24.32
Tangible book value per common share (non-GAAP)(1)	24.74	24.06	23.35	22.61	22.28
Balance Sheet Ratios:
Average loans to deposits	74.24%	74.76%	74.38%	75.42%	73.63%
Average earning assets to total assets	92.48	93.04	93.11	93.14	93.36
Average stockholders' equity to average assets	11.76	11.23	11.23	10.95	10.78
Asset Quality Data:
Past due loans	$ 1,916	$ 4,073	$ 2,916	$ 3,900	$ 2,893
Nonaccrual loans	22,603	26,880	29,936	31,849	31,943
Restructured loans	13,188	13,557	14,527	12,945	4,720
Total nonperforming and restructured loans	37,707	44,510	47,379	48,694	39,556
Other real estate owned and repossessed assets	6,873	7,072	3,847	3,676	4,424
Total nonperforming and restructured assets	44,580	51,582	51,226	52,370	43,980
Nonperforming and restructured loans to total loans	0.76%	0.90%	0.94%	0.98%	0.84%
Nonperforming and restructured assets to total assets	0.59	0.68	0.67	0.69	0.61
Allowance to total loans	1.03	1.05	1.04	1.03	1.09
Allowance to nonperforming and restructured loans	136.29	116.55	110.18	105.87	130.62
Net charge-offs to average loans	0.04	0.02	0.01	0.01	0.06

Reconciliation of Tangible Book Value Per Common Share (non-GAAP)(2):

Stockholders' equity	$ 902,789	$ 884,801	$ 862,012	$ 838,096	$ 775,629
Less goodwill	79,749	79,733	79,733	79,796	54,042
Less intangible assets, net	16,470	17,257	18,012	18,782	11,082
Tangible stockholders' equity (non-GAAP)	$ 806,570	$ 787,811	$ 764,267	$ 739,518	$ 710,505
Common shares outstanding	32,603,926	32,749,690	32,731,215	32,707,166	31,894,563
Tangible book value per common share (non-GAAP)	$ 24.74	$ 24.06	$ 23.35	$ 22.61	$ 22.28

(1) Refer to the "Reconciliation of Tangible Book Value per Common Share (non-GAAP)" Table.

(2)     Tangible book value per common share is stockholders' equity less goodwill and intangible assets, net, divided by common shares outstanding. This amount is a non-GAAP financial measure but has been included as it is considered to be a critical metric with which to analyze and evaluate the financial condition and capital strength of the Company. This measure should not be considered a substitute for operating results determined in accordance with GAAP.

BancFirst Corporation
Consolidated Average Balance Sheets
And Interest Margin Analysis
Taxable Equivalent Basis
(Dollars in thousands - Unaudited)

	Three Months Ended			Twelve Months Ended
	December 31, 2018			December 31, 2018
		Interest	Average		Interest	Average
	Average	Income/	Yield/	Average	Income/	Yield/
	Balance	Expense	Rate	Balance	Expense	Rate
ASSETS
Earning assets:
Loans	$ 4,941,280	$ 67,920	5.45%	$ 4,966,965	$ 263,577	5.31%
Securities – taxable	480,590	2,708	2.24	448,271	8,808	1.96
Securities – tax exempt	21,843	165	2.99	25,677	771	3.00
Interest bearing deposits with banks	1,607,352	9,134	2.25	1,609,030	30,694	1.91
Total earning assets	7,051,065	79,927	4.50	7,049,943	303,850	4.31

Nonearning assets:
Cash and due from banks	188,972			185,380
Interest receivable and other assets	435,767			405,730
Allowance for loan losses	(51,781)			(52,087)
Total nonearning assets	572,958			539,023
Total assets	$ 7,624,023			$ 7,588,966

LIABILITIES AND STOCKHOLDERS' EQUITY
Interest bearing liabilities:
Transaction deposits	$ 757,463	$ 721	0.38%	$ 790,587	$ 2,461	0.31%
Savings deposits	2,544,400	9,157	1.43	2,513,244	29,462	1.17
Time deposits	716,953	2,434	1.35	746,189	8,539	1.14
Short-term borrowings	1,677	10	2.31	5,159	95	1.84
Junior subordinated debentures	31,118	545	6.94	31,747	2,171	6.84
Total interest bearing liabilities	4,051,611	12,867	1.26	4,086,926	42,728	1.05

Interest free funds:
Noninterest bearing deposits	2,636,631			2,605,280
Interest payable and other liabilities	39,185			34,198
Stockholders' equity	896,596			862,562
Total interest free funds	3,572,412			3,502,040
Total liabilities and stockholders' equity	$ 7,624,023			$ 7,588,966
Net interest income		$ 67,060			$ 261,122
Net interest spread			3.24%			3.26%
Effect of interest free funds			0.53%			0.44%
Net interest margin			3.77%			3.70%

CONTACT: Kevin Lawrence, Chief Financial Officer at (405) 270-1003 or David Harlow, Chief Executive Officer at (405) 270-1082